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                                                                   EXHIBIT 10.25

                     KELLOGG COMPANY SEVERANCE BENEFIT PLAN

INTRODUCTION

Kellogg Company ("Kellogg") has established this Kellogg Company Severance Benefit Plan (the "Plan") effective April 1, 2002. Kellogg established this Plan to ease the financial burden on eligible terminated employees as a result of sudden job loss. As is more fully detailed below, the Plan is designed to apply in situations where Kellogg or any of its Affiliates (as defined below) terminates the employment of an eligible employee due to

         1.       a reduction in the work force;
         2. the relocation of a company facility or component within a company facility;
         3.       the closing or sale of a company facility;
         4.       lack of work;
         5.       elimination of position; or
         6. any other reason approved in the sole discretion of the Kellogg ERISA Administrative Committee (the "Committee").

The Plan is intended to constitute an "employee welfare benefit plan" as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This document constitutes the summary plan description and plan document with respect to the Plan. This Plan supercedes and replaces all prior severance, workforce reduction or similar policies or programs that may have been applicable to eligible employees of Kellogg or any of its Affiliates.

For purposes of this Plan, (a) "Affiliates" means any subsidiary of which Kellogg owns, directly or indirectly, at least 80% of the voting equity; provided, however, that the Committee may, from time to time in its sole discretion, exclude certain Affiliates from participation in the Plan and (b) "Company" means Kellogg together with its Affiliates.

PARTICIPATION IN THE PLAN

ELIGIBLE EMPLOYEES

Each regular non-union U.S. employee (including non-union production employees) who works on a "full-time" or "part-time" basis for Kellogg or any of its Affiliates (an "Employee", and the entity which employs an Employee is referred to herein as such Employee's "Employer") may be eligible for severance pay benefits under the Plan if the Employee satisfies all of the conditions set forth in this Plan.

For purposes of eligibility, "full-time basis" means the Employee is actively employed by Kellogg or an Affiliate, and classified as "full-time" based on Kellogg's or the Affiliate's as the case may be, definition of full-time. In circumstances where a full-time Employee's normal work schedule has been reduced to no less than 20 hours per week to accommodate the Employee's bona fide health condition or disability, the Employee will be considered to be employed on a "full-time basis" for purposes of Plan eligibility.

For purposes of eligibility, "part-time basis" means the Employee is actively employed by Kellogg or an Affiliate to work on a part-time basis (minimum 20 hours per week) and not on a temporary or summer-only basis (e.g., co-op students, on-call special projects.

Each Employee who works on a full-time or part-time basis must be specifically designated as such by the Employee's Employer to be eligible under the terms of this Plan. Only common-law employees who are paid from the regular payroll of Kellogg or an Affiliate are eligible for benefits under this Plan.


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An Employee on Military Leave, Family Leave, or Disability Leave (as those terms are defined in the Employer's employment policies and procedures) at the time of a Company initiated action that would otherwise result in the termination of his or her employment, will be considered for the severance benefits under the Plan at the conclusion of the approved leave on or after April 1, 2002. At such time, the individual must meet all of the necessary prerequisites to return to active employment under the terms of the approved leave and must also satisfy the eligibility requirements of the Plan in order to be eligible to receive severance benefits.

EXCLUDED EMPLOYEES

The following individuals are specifically excluded from eligibility under this
Plan:

           1. employees whose terms and conditions of employment are governed by a collective bargaining agreement;

           2. pilots who, on account of their termination of employment, are eligible to receive benefits under the "Kellogg Company Pilots Loss of License and Employment After Age 60" policy;

           3. individuals who, as of the date of their employment termination, are receiving benefits under the Company's long term disability program or disability retirement benefits under any Company retirement plan;

           4. temporary employees who have not been designated by the Company as regular full-time or part-time employees;

           5. any individuals who have signed an agreement, or otherwise agreed, to provide services to the Company as an independent contractor;

           6.     leased employees compensated through a leasing entity; and

           7. any individual who has contractually waived, directly or indirectly, his or her rights to receive benefits under the Plan.

CONDITIONS FOR SEVERANCE BENEFITS

Subject to the provisions set forth above, an Employee is eligible to begin receiving severance benefits if he or she meets the following conditions:

           1. the Employee properly executes and submits to Kellogg a form of release of claims (a "Release of Claims")which is presented to him or her by the Company, within the time period specified, and does not thereafter revoke the Release of Claims. The Release of Claims shall include certain covenants and representations as determined by the Company in its sole discretion. Examples of these covenants include, but are not limited to, covenants not to compete, solicit the Company's employees, or disparage the Company.

           2. the Employee remains an active employee of the Company until the ultimate date established by the Employer as the commencement date of the Employee's Severance Leave of Absence ("SLOA");

           3. if requested by the Employer, the Employee assists with the transition of his or her job duties and responsibilities to one or more individuals (which assistance may include the participation in telephonic or in-person conferences from time to time during the Employee's SLOA);

           4. during the SLOA, the Employee continues to comply with all policies and procedures of the Employer (including policies related to the protection of confidential information and the return of Employer property); and

           5. the Employee does not experience a Disqualifying Event, as described in the section below entitled "Early Termination of Benefits."



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Severance benefits under this Plan are extra compensation to eligible Employees, not compensation that the Company is required to pay outside of this Plan. Therefore, the severance benefits will be provided as consideration for the Employee's execution of and compliance with the Release of Claims and any other agreement with the Company and for the Employee's cooperation in the Employer's transition efforts.

EMPLOYEES NOT ELIGIBLE TO RECEIVE SEVERANCE BENEFITS

The following individuals are not eligible to begin receiving severance benefits under the Plan:

           1. an Employee who refuses to accept an offer of "reasonable alternative employment" from the Company;

           2. an Employee who accepts any offer of employment with the Company (including a corporate relocation assignment), regardless of whether the offer is deemed to be an offer of "reasonable alternative employment";

           3. in the case of a sale or divesture by the Company(including, but not limited to, the sale or divestiture of a Company facility or business), an Employee who is offered employment by the buyer, regardless of whether (a) the Employee accepts or rejects the employment offer, or (b) the offer is deemed to be an offer of "reasonable alternative employment";

           4.     an Employee who voluntarily terminates employment or retires;

           5. an Employee who enters into a consultative arrangement with the Employer which provides for compensation during the consulting period; and

           6. an Employee deemed ineligible for any other reason in the Committee's sole discretion.

For purposes of this Plan, an offer of employment will be deemed to be an offer of "reasonable alternative employment" if, both (i) the new Market Reference Point, as that term is defined in Kellogg's employment policies and procedures, is equal to at least 85% of the Employee's then current Market Reference Point), and (ii) the distance between the employee's residence and the new place of employment is not more than 50 miles, or the distance of the employee's current commute, whichever is greater.

EARLY TERMINATION OF BENEFITS

An Employee's severance benefits (including severance pay and continuation of benefits under employee benefit plans) will end, and his or her SLOA will terminate, on the earliest of the following events ("Disqualifying Events"):

           1. the date the Employee breaches any term contained in the Release of Claims described herein or in any other agreement with the Company;

           2. the date the Employee enters into a consulting agreement or active employment with the Company;

           3. the date the Employee elects to retire or otherwise terminate his or her SLOA; or

           4.     the end of the Employee's maximum period of severance pay.



TERMINATION OF PARTICIPATION

Except as specifically provided elsewhere in this Plan, an Employee's eligibility for severance benefits under this Plan will cease on the date the Employee terminates employment with the Company.



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HOW THE PLAN WORKS

SEVERANCE LEAVE OF ABSENCE/NATURE AND DURATION OF SEVERANCE PAYMENTS

An eligible Employee will be placed on a SLOA that begins immediately upon the date the Employee would otherwise terminate employment. During the SLOA, the Employee will be entitled to receive severance pay based on the then-current payroll practice (which may change during the SLOA period), and in the same manner (such as by direct deposit) as he or she had previously received base pay or base salary, and the payments will continue for the length of time described in the section below called "Amount of Severance Pay."

Although the severance pay will look similar to the Employee's former base pay or base salary, it will not be considered "compensation" or otherwise included for benefit calculation purposes under any retirement plan of Kellogg or any Affiliate. The eligible Employee will not accrue additional service during the SLOA for purposes of any such retirement plan; provided, however, an Employee who is within two years of retirement eligibility may, at the sole discretion of the Committee, be credited service under such retirement plan equal to their SLOA period, not to exceed two years of additional service.

VACATION PAY, ACCRUED BONUS AND STOCK OPTIONS

No additional vacation days will accrue during the SLOA. If the Employee is retirement-eligible at the time of his or her employment termination (or where required by state law), the Employee will be entitled to receive any accrued but unused vacation pay as of the commencement of the SLOA. The Employee may be eligible, at Kellogg's sole discretion, to receive a pro-rata distribution of his or her bonus for the year in which the employment termination occurs, if such bonus has accrued under the terms of the bonus program; provided, however, that any bonus paid pursuant to this Plan will be based on no more than target and prorated through the last day of the month in which the Employee's SLOA begins. No bonus accrual is possible during the SLOA.

An eligible Employee will continue to vest in his or her stock options and other stock awards under any Kellogg stock incentive program or other equity incentive program sponsored by the Company throughout the SLOA.

AMOUNT OF SEVERANCE PAY

The amount of an eligible Employee's severance pay will be based on the Employee's then-current pay grade and total years of service, as set forth below:

           1. LEVEL 1 - 3: one week of severance pay for each year of service (subject to a minimum of six weeks and a maximum of 26 weeks).(1)

           2. LEVEL 4 - 5: 1.5 weeks of severance pay for each year of service (subject to a minimum of 16 weeks and a maximum of 39 weeks).

           3. LEVEL 6+: two weeks of severance pay for each year of service (subject to a minimum of 26 weeks and a maximum of 52 weeks).

           4. SENIOR EXECUTIVES (other than direct reports of the Chief Executive Officer): two years of Base Pay, less any change of control payments payable by Kellogg.

           5. Senior Executives who are DIRECT REPORTS OF THE CHIEF EXECUTIVE OFFICER: two years of Base Pay plus two years of target bonus (unless the Employee is covered by an employment agreement, in which case the agreement will determine his or her severance pay).

           6.     CHIEF EXECUTIVE OFFICER: determined by Kellogg's Board of
                  Directors.

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(1) Level 1-3 includes all non-union hourly employees who have not otherwise been specifically designated a level.




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An eligible Employee may receive severance benefits in addition to those described herein only with the written approval of the Company's Executive Vice President and General Counsel. For purposes of calculating the severance pay set forth above, the following definitions will apply:

WEEK'S PAY DEFINED

A week's pay for exempt and nonexempt Employees is defined as follows:

         1.       EXEMPT EMPLOYEES:

                  Current Bi-weekly Base Salary (or average of prior 26 bi-weekly equivalents for commissioned employees or commission plus base) x 26 (pay periods per year) divided by 52 (weeks).

                  Base salary shall include contributions to Kellogg's or an Affiliate's 401(k) plan and nonqualified plans, and contributions to health care or dependent care spending accounts under any flexible benefit plan sponsored by Kellogg or an Affiliate.

         2.       NONEXEMPT EMPLOYEES:

                  The current hourly base rate (or the equivalent hourly rate in the case of salaried employees) multiplied by the normally scheduled number of work hours per week or 40 hours, whichever is less.

                  If a nonexempt Employee is paid at more than one hourly rate, the "current hourly base rate" is determined by calculating a weighted average of all hourly rates on which the Employee's earnings were based for the 30-day period immediately preceding the effective date of the termination.

SERVICE DEFINED

Service is the years and months credited to the Employee on the date of commencement of the SLOA, less any service for which severance pay or other type of severance/layoff benefit has been paid by the Company.

SENIOR EXECUTIVE DEFINED

A Senior Executive is an executive who has been expressly designated in writing as such for purposes of this Plan, from time to time, by the Chairman of Kellogg's Board of Directors.

ADDITIONAL SEVERANCE BENEFITS

CONTINUED PARTICIPATION IN CERTAIN EMPLOYEE BENEFIT PLANS

Throughout the SLOA, an eligible Employee will be allowed to continue his or her participation in the following Employer-sponsored employee benefit programs to the extent they are provided to the employees of such Employer and otherwise in accordance with the terms of the respective plan: medical, dental, prescription drug, life insurance and voluntary programs (including supplemental life insurance and long-term care). The Employee will be able to continue such participation so long as such Employee (i) pays the monthly premium or contribution rate applicable to "active" employees, (ii) complies with the other terms of the respective plan, and (iii) complies with the terms of the Release of Claims. Thereafter, the Employee may be eligible for continuation coverage under any group health plan under the federal law known as "COBRA."

If an eligible Employee is on a Disability Leave at the commencement of his or her SLOA, benefits under the short-term (and, if the employee later qualifies for such benefits, benefits under the long-term) disability programs of the Company will continue as long as the Employee remains eligible for such benefits pursuant to the terms of those programs. Employer-provided financial planning services will end at the commencement of the SLOA; however, if



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the Employee was eligible for those services prior to the SLOA, his or her tax preparation benefits will extend throughout the calendar year during which he or she last worked. Under the Kellogg tuition reimbursement program, an Employee will be eligible for reimbursement for eligible courses that started prior to the commencement of the SLOA up to the maximum allowed under the program and otherwise in accordance with the terms of the program.

Unless otherwise provided herein or with the written approval of the Company's Executive Vice President and General Counsel, all other coverage in policies, programs, plans and perquisites will end as of the commencement of the SLOA.

OUTPLACEMENT

Outplacement assistance will be provided to an eligible Employee if the Employee has at least one or more years of service. The duration of such assistance is based upon the Employee's then-current pay grade, as set forth below:

           1.     LEVEL 1 - 2: two days of outplacement assistance(2)

           2.     LEVEL 3: three months of outplacement assistance

           3.     LEVEL 4 - 5: six months of outplacement assistance

           4.     LEVEL 6+: nine months of outplacement assistance

           5. SENIOR EXECUTIVES (other than direct reports of the Chief Executive Officer): 12 months of outplacement assistance

           6. SENIOR EXECUTIVES WHO ARE DIRECT REPORTS OF THE CHIEF EXECUTIVE OFFICER : 12 months of outplacement assistance

EMPLOYEE ASSISTANCE PROGRAM

Employee will be eligible for Employee Assistance Program ("EAP") services during the SLOA, to the extent they are provided by the Employer and otherwise in accordance with the terms of the relevant EAP plan.

SEVERANCE BENEFITS CONTINGENT UPON UNREVOKED RELEASE

At or before the commencement of the SLOA, an eligible Employee will be given the Release of Claims that is described in the section above called "Conditions for Severance Benefits." The Employee will be informed of the deadline for signing and returning the form to Kellogg, and of any applicable revocation period. Although the Employee's severance pay may begin before the expiration of such deadline and revocation period, the entitlement to any severance benefits under this Plan is contingent upon the Employee's submission of an unrevoked form. Therefore, if an Employee fails to submit the signed form to Kellogg, or submits the signed form but later revokes it, no additional severance benefits will be paid to the Employee and Kellogg and/or the Employee's Employer may offset the amount of any severance payments already made from sums otherwise due to the Employee (such as non-qualified retirement plan payments), and if the full amount of said severance payments are not fully offset, Employee shall pay the balance to Kellogg upon demand.



OTHER OBLIGATIONS

Any obligations or duties of an eligible Employee pursuant to a non-competition or other agreement with the Company will be governed solely by the terms of that agreement, and will not be affected by the terms of this Plan.

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(2) Level 1-2 includes all non-union hourly employees who have not otherwise been specifically designated a level.


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GENERAL PROVISIONS

INTEGRATION AND TAXES

Severance pay under this Plan will be offset against any severance, notice or termination pay required to be paid by the Company pursuant to federal, state or local law or ordinance or pursuant to any written employment agreement between the Employee and the Company. All amounts owed by the Employee to the Company for bridge loan repayments, personal charges on company-provided credit cards or any other debts may be deducted from the severance payments at the Company's sole discretion, subject to the limitations of any state wage deduction statute.

Severance pay is subject to federal and state taxes at the applicable rate.

PAYMENT OF BENEFITS IN CASE OF INCOMPETENCY

If an Employee entitled to severance pay becomes physically or mentally incapable of receiving or acknowledging payment of such benefit, the Committee, upon receipt of satisfactory evidence of such legal incapacity may, in its sole discretion, cause such benefits to be paid to some other person, persons, or institution on behalf of the Employee.

PAYMENT OF BENEFITS IN CASE OF DEATH

In the event that an eligible Employee dies after signing a Release of Claims which has not been revoked by the Employee prior to death, but before receipt of all severance pay benefits to which he or she was entitled under the Plan, a lump sum payment of the severance pay will be distributed to the estate of the Employee. If, however, an otherwise eligible Employee dies prior to signing a Release of Claims, no severance pay benefits will be paid to the estate of the Employee or to anyone else.

ASSIGNMENT OF BENEFITS

Any assignment of all or part of an eligible Employee's severance pay is void under the terms of the Plan. For example, creditors cannot claim an Employee's severance pay to satisfy such his or her debts. In addition, an Employee cannot give, sell, assign, pledge or otherwise transfer his or her severance pay to someone else or use it as collateral for a loan.

GOVERNING LAW

Except to the extent superseded by ERISA, the laws of the State of Michigan, other than its laws regarding choice of law, will be controlling in all matters relating to the Plan.

PLAN COSTS

Kellogg and its Affiliates pay the cost of providing benefits under the Plan out of their general assets. There is no cost to the Plan participants.

PLAN AMENDMENT AND TERMINATION

Kellogg reserves the right to amend or terminate this Plan at any time, by written resolution of its Board of Directors or by any committee or officer to whom this authority has been expressly delegated by the Board of Directors. The Plan may be amended in any way, including, but not limited to, changing the amount of severance benefits that an Employee may receive, even if the amendment reduces, in whole or in part, or terminates an amount of severance benefits, or excludes one or more classes of individuals from coverage under the Plan. Except as expressly authorized by the Plan or the Committee, in any action causing the termination of any severance benefits or the entire Plan, no further severance benefits will be provided other than for terminations occurring before the date of such action. Notice of a Plan amendment or termination may, but need not, be given unless required by law.



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At any given time, amendments to the Plan may have been adopted by Kellogg that have not yet been reflected in this written document. In addition, from time to time the Committee may evidence the exercise of discretion on Plan matters in the form of written "Administrative Rulings." Copies of any such ruling will also be sent to you if you send a written request for them addressed to the Committee. The Committee may assess a reasonable charge to provide any requested copies.

HOW THE PLAN IS ADMINISTERED

COMMITTEE

The Plan is self-administered by the Committee. In its role as Plan administrator, the Committee must administer the Plan in a uniform and non-discriminatory manner, and in accordance with its terms. The Committee will have full power to administer the Plan in all of its details. From time to time as it deems necessary or advisable for effective plan administration, the Committee may appoint a sub-committee or individuals to act as its representatives in matters affecting the Plan. The Committee's powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

           1. to make, enforce, amend or rescind such rules and regulations as the Committee deems necessary or proper for the efficient administration of the Plan;

           2. to interpret the Plan, with the Committee's interpretations thereof to be final and conclusive on all persons claiming benefits under the Plan;

           3. to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and to receive benefits provided under the Plan;

           4.     to authorize the payment of benefits; and

           5. to appoint such agents, counsel, accountants, consultants, and actuaries as may be required to assist in administering the Plan.

CLAIMS

Claims for benefits under the Plan must be submitted in writing to the People Services Center or the Committee within 60 days of the effective date of claimant's last day worked (or, if later, the date on which the claim arose). The Committee will provide written notice to any claimant within 60 days of the date a claim is filed if such claim for benefits hereunder has been denied. The Committee's 60-day determination period may be extended under certain circumstances. Any notice of adverse benefit determination under the Plan will state the specific reason(s) for determination; reference specific Plan provision(s) on which the determination is based; describe additional material or information necessary to complete the claim and why such information is necessary, describe Plan procedures and time limits for appealing the determination, and your right to obtain information about those procedures and the right to sue in federal court; and disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or state that such information will be provided free of charge upon request).

If a claim is denied in whole or in part, the claimant may request a review of the claim by the Committee by filing with or mailing to the Committee a written request within 180 days after the claim has been denied. A claimant will have the opportunity to submit written comments, documents, or other information in support of his or her appeal. A claimant will have access to all relevant documents as defined by applicable U.S. Department of Labor regulations. The review of an adverse benefit determination will take into account all new information, whether or not presented and available at the initial determination. No deference will be afforded to the initial determination.

The claimant will receive a fair review of the claim by the Committee and be advised in writing of the disposition of the claim within 60 days after the request for review. Under special circumstances, a 60-day extension may be requested by the Committee, in which case the claimant will be notified in writing. If an extension is necessary due to the claimant's failure to submit the information necessary to decide the appeal, the notice of extension will



                                       8
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specifically describe the required information, and the claimant will be afforded at least 60 days from receipt of the notice to provide the specified information. If the claimant delivers the requested information within the time frame specified, the 60-day extension of the appeal period will begin after the claimant has provided such information. If the claimant fails to provide the requested information within the time frame specified, the Committee may decide the claimant's appeal without that information.

SEVERABILITY

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan and will be construed and enforced as if such provision had not been included herein.

NO RIGHT TO EMPLOYMENT

Nothing in this Plan will be construed as giving any person the right to be retained in the employment of Kellogg or any of its Affiliates.

IMPORTANT INFORMATION ABOUT YOUR SEVERANCE PAY PLAN

NAME OF PLAN                             Kellogg Company Severance Benefit Plan

TYPE OF PLAN                             The Plan is a welfare benefit plan
                                         providing specified severance benefits.

EMPLOYER IDENTIFICATION NO.              38-3020060

PLAN NUMBER                              701

PLAN SPONSOR                             Kellogg Company

PLAN ADMINISTRATOR                       ERISA Administrative Committee
                                         Kellogg USA Inc.
                                         P.O. Box 3599
                                         Battle Creek, Michigan  49016-3599
                                         Phone (616) 961-2000

AGENT FOR SERVICE OF
LEGAL PROCESS                            Service of legal process may be served
                                         upon the Committee.

PLAN RECORDS                             The fiscal records of the Plan are kept
                                         on a plan year basis, January 1 -
                                         December 31.

STATEMENT OF ERISA RIGHTS

The U.S. Department of Labor issued regulations that require Kellogg to provide you with a statement of your rights under ERISA with respect to this Plan. The following statement was designed by the Department of Labor to satisfy this requirement and is presented accordingly:

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

           1. examine, without charge, at the Committee's office, all Plan documents, and copies of all documents filed by the Plan with the U. S. Department of Labor, such as detailed annual reports and Plan descriptions, and

           2. obtain copies of all Plan documents and other Plan information upon request to the Committee. The Committee may make a reasonable charge for the copies.



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In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the best interest of Plan participants. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed and reconsidered.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Committee to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

If you have any questions about your plan, you should contact the Committee. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.




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